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Exhibit 4.37

THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND WAIVER

        This THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND WAIVER dated as of November 14, 2002 (this "Amendment"), among Alternative Resources Corporation, a Delaware corporation (the "Company"), with headquarters located at 600 Hart Road, Suite 300, Barrington, Illinois 60010, Wynnchurch Capital Partners, L.P., a Delaware limited partnership and Wynnchurch Capital Partners Canada, L.P., an Alberta, Canada limited partnership (each a "Purchaser," and collectively, the "Purchasers"), amends the Securities Purchase Agreement dated as of January 31, 2002, as amended by the First Amendment to Securities Purchase Agreement and Waiver dated August 8, 2002 and the Second Amendment to Securities Purchase Agreement dated August 30, 2002 (the "Securities Purchase Agreement"), between the Company and the Purchasers.

        WHEREAS, the Company failed to have the minimum Tangible Capital Base required by Section 7.5(h)(i) of the Securities Purchase Agreement for the fiscal quarter ended September 30, 2002 and such failure constitutes an Event of Default under Section 5.2 of the Notes (the "September 30, 2002 Event of Default");

        WHEREAS, the Company and Fleet Capital Corporation, as Lender pursuant to that certain Credit and Security Agreement dated as of January 31, 2002, as amended (the "Credit Agreement") have requested that the Purchasers waive the September 30, 2002 Event of Default and any other existing defaults by the Company as provided herein, and amend certain provisions of the Securities Purchase Agreement; and

        WHEREAS, the Purchasers have agreed to waive the September 30, 2002 Event of Default and any other existing defaults under the Securities Purchase Agreement and to amend certain provisions of the Securities Purchase Agreement, all subject to the terms, conditions and limitations set forth herein;

        NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

        1.    Capitalized Terms.

        Capitalized terms used herein which are defined in the Securities Purchase Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby. The Securities Purchase Agreement, together with the Notes, the Warrants, the Subordination Agreement and any other related documents are referred to herein as the "Subordinated Debt Documents."

        2.    Waiver of September 30, 2002 Event of Default.

        Subject to the satisfaction of the terms and conditions set forth in Section 5 hereof, the Purchasers hereby waive the September 30, 2002 Event of Default and any other existing defaults by the Company pursuant to the Securities Purchase Agreement and the other Subordinated Debt Documents. The parties agree that nothing herein shall be construed as a waiver of any future Event of Default (including without limitation, any Event of Default caused by reason of the failure of the Company to comply with Section 7.5(h) of the Securities Purchase Agreement, as amended hereby, on any other occasion or for any other period).

        3.    Amendments.

        Subject to the satisfaction of the terms and conditions set forth in Section 5 hereof, the Company and the Purchasers agree that the Securities Purchase Agreement is hereby amended, effective as of the date hereof, as follows:

          (a)    Amendments to Section 7.2 of the Securities Purchase Agreement.    Section 7.2 of the Securities Purchase Agreement is hereby amended as follows:

              (i)  The definition of the term "Fixed Charges" set forth in Section 7.2(j1) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows

      "(j1) 'Fixed Charges' means, for any period, the sum for the Company and all subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of (a) the aggregate amount of Interest Expense for such period (excluding, for the purpose of computing Fixed Charges, that certain amendment fee required to be paid by the Company and its subsidiaries to the Lender in connection with that certain First Amendment to Credit Agreement and Waiver dated as of August 8, 2002 among the Company and its subsidiaries and the Lender and that certain amendment fee required to be paid by the Company and its subsidiaries to the Lender in connection with that certain Third Amendment to Credit Agreement and Waiver dated as of November 14, 2002 among the Company and its subsidiaries and the Lender), plus (b) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capital Lease Obligations) paid or required to be paid during such period, plus (c) the aggregate amount of cash disbursements made by the Company after June 30, 2002, pursuant to that certain severance agreement between the Company and its former Chief Executive Officer, plus (d) the aggregate amount of cash disbursements made by the Company and all subsidiaries to reduce the accrued restructuring liability created as of September 30, 2002 in connection with the relocation of the Company's and its subsidiaries' Client Services Management."

            (ii)  The definition of "Tangible Net Worth" set forth in Section 7.2(z) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

      "(z) 'Tangible Net Worth' means, at any time, an amount (determined on a consolidated basis without duplication in accordance with GAAP) equal to (a) the book net worth of the Company and all subsidiaries on a consolidated basis, minus (b) the total book value of all assets of the Company and all subsidiaries on a consolidated basis which would be treated as intangible assets under GAAP, including without limitation, such items as goodwill, customer lists, Patents (as defined in the Credit Agreement), Copyrights (as defined in the Credit Agreement) and Trademarks (as defined in the Credit Agreement) and rights (including rights under licenses) with respect to the foregoing, minus (c) the aggregate amount of liabilities which are or would be accounted for as "Loan Origination Fees" on the Company's balance sheet based on the application of GAAP used in connection with the preparation of the Company's balance sheet dated September 30, 2002 (notwithstanding any term contained in this Agreement to the contrary)."

          (b)    Amendment to Section 7.5(h)(i) of the Securities Purchase Agreement.    Section 7.5(h)(i) of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

      "(i) Tangible Capital Base. The Company shall not (x) as of September 30, 2002, have a consolidated Tangible Capital Base of less than $2,612,500 or (y) as of the end of any fiscal quarter commencing with the fiscal quarter ending December 31, 2002, have a consolidated Tangible Capital Base of less than the sum of (A) $2,612,500 plus (B) on a cumulative basis, 45% of positive consolidated net income (without reduction for losses) for each fiscal quarter ending after September 30, 2002."

        4.    No Default; Representations and Warranties, etc.

        The Company hereby represents, warrants and confirms that: (a) the representations and warranties of the Company contained in Article 3 of the Securities Purchase Agreement are true and correct on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) after giving effect to this Amendment, the Company is in compliance with all of the terms and provisions set forth in the Securities Purchase Agreement and the other Subordinated Debt Documents; (c) after giving effect to this Amendment, no Event of Default (as defined in the Notes) has occurred and is continuing; and (d) the execution, delivery and performance by the Company of this Amendment (i) have been duly authorized by all necessary action on the part of the Company, (ii) will not violate any applicable law or regulation or the organizational documents of the Company or any of its subsidiaries, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on the Company or any of its assets, including without limitation, the Credit Agreement or any other Loan Document (as defined in the Credit Agreement), and (iv) do not require any consent, waiver or approval of or by any person (other than the Purchasers) which has not been obtained.

        5.    Conditions to Effectiveness.

        The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent:

          (a)  The Purchasers shall have received counterparts of this Amendment duly executed by the Company;

          (b)  The Purchasers shall have received a Certificate of the Secretary of the Company, certifying that this Amendment has been duly authorized by the Board of Directors of the Company;

          (c)  The Company shall have delivered to the Purchasers evidence that Lender has executed and delivered to the Company a written amendment and waiver with respect to the Loan Documents (as defined in the Credit Agreement), in form and substance reasonably acceptable to the Purchasers; and

          (d)  The Company shall have reimbursed the Purchasers for all reasonable costs and expenses, including reasonable legal fees and disbursements, incurred by the Purchasers in connection with this Amendment and the transactions contemplated hereby.

        6.    Miscellaneous.

          (a)  Except as specifically amended hereby, all of the terms and provisions of the Securities Purchase Agreement, the other Subordinated Debt Documents and all related documents, shall remain in full force and effect.

          (b)  This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. Delivery of an executed signature page hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

          (c)  This Amendment shall be governed by the laws of the State of Illinois and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Remainder of Page Left Intentionally Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:
ALTERNATIVE RESOURCES CORPORATION
By:

Name:

Title:

PURCHASERS:
WYNNCHURCH CAPITAL PARTNERS, L.P.
By:	Wynnchurch Partners, L.P., its general partner
By:	Wynnchurch Management Inc., its general partner
By:

Name:

Title:

WYNNCHURCH CAPITAL PARTNERS CANADA, L.P.
By:	Wynnchurch Partners Canada, L.P., its general partner
By:	Wynnchurch GP Canada, Inc., its general partner
By:

Name:

Title:

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THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND WAIVER